Exhibit 107

CALCULATION OF FILING FEE

Form S-8

(Form type)

SEACOR MARINE HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	2,626,005	9.18(2)	$24,093,595.88	.0000927	$2,234

	Total Offering Amounts					$24,093,595.88		$2,234

	Total Fee Offsets							$0

	Net Fee Due							$2,234

(1)

The shareholders of the Company approved the 2022 Plan at the annual meeting of shareholders held on June 7, 2022 (the “Approval Date”). This Registration Statement is registering 2,626,005 shares of Common Stock of the Company, par value $0.01 per share (“Common Shares”), representing the 2,450,000 Common Shares approved by the Registrant’s shareholders for issuance under the 2022 Plan on the Approval Date, plus 6,005 Common Shares remaining available for issuance under the SEACOR Marine Holdings Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as of the Approval Date that will be available for issuance under the 2022 Plan, plus an estimated number of Common Shares subject to awards outstanding under the SEACOR Marine Holdings Inc. 2017 Equity Incentive Plan (the “2017 Plan”) and the 2020 Plan that, pursuant to the terms of the 2017 Plan, the 2020 Plan and the 2022 Plan, may be available for future issuance under the 2022 Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Shares as may become issuable pursuant to the adjustment provisions of the 2022 Plan, including stock splits, stock dividends, recapitalizations or similar transactions effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum aggregate offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the registrant as reported on the New York Stock Exchange on June 7, 2022.